              MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
             FOR THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1994

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                                                      1995           1994
                                                      ----           ----

1.  Net income                                    $ 4,245,989    $ 3,909,665

2.  Weighted average number of
    common shares outstanding
    during the period                               8,850,350      8,850,350

3.  Shares issuable upon exercise
    of dilutive stock options
    outstanding during period,
    based on higher of average
    or period-end values                               60,714           -

4.  Weighted average number of
    common shares outstanding
    during the period, assuming
    full dilution (2 + 3)                           8,911,064      8,850,350

5.  Primary earnings per share
    (1 divided by 2)                                 $    .48       $    .44

6.  Fully diluted earnings per share
    (1 divided by 4)                                 $    .48       $    .44